Exhibit 10.1

May 19, 2009

David Kenin

16650 Calle Haleigh

Pacific Palisades, CA  90272

Dear Mr. Kenin:

The following sets forth the proposed agreement between you and Crown Media Holdings, Inc. (“Crown Media” or the “Company”) regarding your resignation from employment effective May 31, 2009 (“Separation Date”).  In connection with your resignation, the Company agrees to do the following:

1.                                  To pay you your full base pay (less appropriate payroll deductions) on regularly scheduled paydays at your current salary through your Separation Date.  Amounts paid under this paragraph shall be included in calculating your benefits under the Company benefit plans.

2.                                  To continue your benefits under the Company benefit plans through your Separation Date.  Following your Separation Date, if you are a plan participant, you will be entitled to distribution of any vested, accrued benefits in the Company’s 401(k) benefit plans and payment pursuant to the terms of the Company’s Deferred Compensation Plan of any compensation you have deferred under the Plan.

3.                                  Provided that you have previously returned this signed agreement to the Company and abide by its terms, the Company agrees to pay the amounts set forth below, which amounts shall not be included in calculating your benefits under any Company benefit plan and shall be subject to appropriate payroll deductions.

(i)              Your base salary at your current rate on regularly scheduled paydays during the period June 1, 2009 through December 31, 2009, constituting a total amount of $523,076.96;

(ii)             A lump sum payment of $346,538.49 on January 15, 2010, which is equivalent to the total amount of the base salary which would have been payable to you for the period January 1, 2010 through May 31, 2010; and

(iii)            The current employer and employee-paid portion of your health insurance premium through May 31, 2010 provided, you have first elected coverage under COBRA.  Any period of Company-paid coverage is part of COBRA insurance continuation coverage.  Company-paid COBRA payments shall continue only as long as you and your dependents are not eligible for health care coverage under any other employer’s plan.  In the event you become eligible for health care coverage under another employer’s plan during this coverage period, you must, in writing or email, notify the department overseeing the COBRA coverage within ten (10) business days after you become eligible.  The notice should be sent to Gene Hawkins at the Company.  In the event you become eligible for health care coverage under any other employer’s plan, the Company will discontinue paying your COBRA premium payments and any continued COBRA coverage will be at your cost and only so long as you are legally entitled to continuing COBRA coverage.

4.                                  Provided that you have previously returned this signed agreement to the Company, the amounts set forth below, which amounts shall not be included in calculating your benefits under any Company benefit plan.

(i)                                         on the later of ten (10) days after your (x) Separation Date or (y) the date you return this signed agreement to the Company, a lump sum amount equal to your accrued, but unused vacation time, provided that you first provide a written certification representing an accurate account of such accrued and unused time.  You agree that such account shall be subject to audit and confirmation by the Company.

(ii)                                      at such time as the Company shall pay annual bonuses for calendar year 2009, a pro rated bonus for the period up to the Separation Date based upon an annual amount determined in the Company’s discretion.

In return for the above payments and benefits, you agree:

1.                                  To sign and return a copy of this letter.

2.                                  On behalf of yourself and your heirs, representatives and assigns, to release and forever discharge the Company, Crown Media United States, LLC and their parent companies and their respective subsidiaries, predecessor companies, affiliates, officers, agents, directors and employees (“released parties”), of and from all liability, actions, claims, demands, damages, costs and expenses, under the laws of any country which you may now or hereafter have on account of, arising out of, or in connection with all transactions between you and the parties herein released through the date this agreement is executed, including, but not limited to, your employment and the termination thereof.

3.                                  It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of execution of this letter agreement arising out of or related, directly or indirectly, to your employment, or separation from employment with the Company, or to any personal or professional relationship between you and/or the employees, agents, representatives, parent companies, subsidiaries, predecessor companies and affiliates of the Company during your employment with the Company, as well as those alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission.  Therefore, you hereby waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

4.                                  To make no disclosure or use whatsoever of any proprietary or confidential information, data, developments or trade secrets belonging to the Company, or any of its parent companies, predecessors or their respective subsidiary or affiliated companies.

5.                                  To not retain any business records or documents (including electronic) relating to any activity of the Company or any of its parent, subsidiary or affiliated companies, not to disseminate in any format, and to return to the Company any business records, documents and property (including electronic) belonging to the Company or its parents, subsidiaries and affiliates.  This includes all information that you have in hard copy or on any electronic media (such as CD, DVD, thumb drives, portable hard drives, home computer, etc.).  You represent upon signing this Agreement that all such business records, data, documents and property have not been disseminated outside the Company and are in the possession of or have been returned to the Company.

6.                                  That your employment relationship and all contractual agreements with the Company or related entities are terminated, other than as provided in this Separation Agreement, and you are owed no additional compensation in connection with your employment or the termination of your employment, and that the Company and the released parties will have no obligation to provide you at any time in the future any payments or benefits, other than those provided for in this agreement and vested benefits under any Company ERISA benefit plans.

7.                                  To cooperate with the Company and its parent companies, predecessors and their respective subsidiaries, and affiliates in the defense of any legal matter involving any other employee of the company, its parent companies or their subsidiaries and affiliates or involving any other matter that arose during your employment, provided that the Company will reimburse you for your reasonable travel and out-of-pocket expenses incurred in providing such cooperation and assistance.

8.                                  To cooperate in the execution and completion of any and all corporate documents required by your position as officer or director of any and all companies affiliated with the Company.  To resign from all such officer and director positions, and to sign any and all documents necessary to record your resignations from all such positions.

9.                                  To acknowledge and agree that you are not owed any further amounts pursuant to the terms of any agreement between you and the Company, and that the payments and benefits you receive under this Agreement supersede and replace any rights you may have had under any severance pay plan in existence now or in the future at the Company or any related entity.

10.                            That Paragraph 7(b) of your Employment Agreement will continue in effect for a period of one year from the Separation Date.

Please acknowledge your review, understanding and full and knowing acceptance of the terms of this proposed Separation Agreement by signing and returning duplicate originals.

Very truly yours,
CROWN MEDIA HOLDINGS, INC.

	By:	/s/ Charles Stanford

	Title:	EVP & General Counsel

Agreed and accepted this 19th day of May, 2009.

/s/ David Kenin

David Kenin